                                                                      Exhibit 99


CONTACT:     Barry Susson                       Tom Ryan or
             Chief Financial Officer            Brendon Frey
             (215) 676-6000                     (203) 682-8200
                                        OR
OF:          Deb Shops, Inc.                    Integrated Corporate Relations
             9401 Blue Grass Road               450 Post Road East
             Philadelphia, PA  19114            Westport, CT  06880

--------------------------------------------------------------------------------

           DEB SHOPS REPORTS PRELIMINARY, UNAUDITED FOURTH QUARTER AND
                          FISCAL 2005 YEAR-END RESULTS
                      -- FOURTH QUARTER EARNINGS PER SHARE
                  INCREASED TO $0.76 VERSUS $0.63 LAST YEAR--
                        -- FISCAL 2005 EARNINGS PER SHARE
                  INCREASED TO $1.30 VERSUS $0.93 LAST YEAR --

Philadelphia, PA - March 31, 2005 - Deb Shops, Inc. (Nasdaq: DEBS), a leading teen apparel retailer, today reported preliminary financial results for the fourth quarter and fiscal year ended January 31, 2005. As previously announced, the Company is reviewing its lease-related accounting practices. The Company has not yet made a final determination of the amount of any adjustments or whether such adjustments would require restatement of previously issued financial statements; however, it expects to complete its review and make its final determination about the impact of these adjustments in connection with the completion of the audit of its Fiscal 2005 financial statements. The adjustments, if any, are not expected to have any impact on the Company's previously reported comparable store sales, net sales, net cash flows, actual lease payments, or economic value of the Company's leasehold improvements.

All results presented herein are preliminary, unaudited and exclude the impact of such review.

For the fourth quarter of fiscal 2005, net sales were $82.6 million compared to $80.7 million in the fourth quarter a year ago. Gross profit, which is net of buying and occupancy costs, was $35.1 million resulting in a gross margin of 42.5% for the period versus gross profit of $31.9 million and a 39.6% gross margin in the fourth quarter of fiscal 2004. Fourth quarter net income increased to $10.6 million compared to $8.6 million in the prior year, while diluted earnings per share increased to $0.76 compared to $0.63 a year ago.

As of January 31, 2005, the Company had $176.4 million in cash and marketable securities, shareholders' equity of $190.9 million, and no debt.

"Our fourth quarter performance represented a great way to end a productive year for our company," stated Marvin Rounick, President and Chief Executive Officer of Deb Shops. "Throughout fiscal 2005, continued improvements in our operating platform allowed us to better leverage our fixed costs and report meaningful gains in net income and earnings per share in each quarter. In addition, enhancements to our product offerings enabled us to better meet the demands of our core consumer. We believe we are well positioned from a merchandise standpoint as we begin the new year. While we are happy with our recent accomplishments our focus is firmly set on the opportunities that lie ahead and we are optimistic about our prospects for fiscal 2006."

Net sales for the year ended January 31, 2005 increased 1.7% to $303.8 million from $298.6 million for the comparable prior year period. Gross profit, which is net of buying and occupancy costs, was $99.7 million resulting in a gross margin of 32.8% for Fiscal 2005 versus gross profit of $92.0 million and a 30.8% gross margin in the comparable prior year period. Net income was $17.9 million, or $1.30 per diluted share, versus $12.8 million, or $0.93 per diluted share, for the year ended January 31, 2004.

During the fourth quarter of fiscal 2005, Deb Shops opened three new stores, remodeled one existing location, converted one junior store to a junior / plus combination store and closed eight stores.

Barry Susson, Chief Financial Officer of Deb Shops added, "Financially, fiscal 2005 was a very rewarding period for our company. We are particularly pleased with our ability to deliver a 40% increase in net income and diluted earnings per share on relatively flat revenue growth for the year. This was achieved primarily by our 245 basis point improvement in operating margin attributable primarily to a reduction in markdowns as a percentage of sales. Furthermore, we returned $12.4 million to our shareholders in the form of quarterly and special one-time dividends."


AUCTION RATE SECURITIES
The Company invests in auction rate securities as part of its cash management strategy. These investments, which have historically been classified as cash and cash equivalents because of the short duration of their interest rate reset periods, will now be classified as marketable securities. As a result, the amount of previously reported cash and cash equivalents will decrease, fully offset by the amount included in marketable securities. Additionally, cash flows from investing activities will reflect the gross purchases and sales of these securities. This change has no impact on previously reported total current assets, total assets, working capital position or results of operations and does not affect previously reported cash flows from operating or financing activities.


FISCAL 2006 SALES AND EARNINGS OUTLOOK
Based on current information, Deb Shops has established fiscal 2006 sales guidance in the range of $305 million to $315 million and fully diluted earnings guidance of between $1.38 and $1.48 per share. These amounts are based on projected low single-digit comparable store sales increase and on projected net new store growth of between five and 10 stores.

Comparable store sales for the month of March, which will include the positive impact of an earlier Easter versus March of 2004, are expected to be in excess of the low single-digit increase projected for the entire year. Conversely, sales for April are expected to be negatively impacted by the earlier Easter. The Company will release its March 2005 sales results on Thursday April 7.

Deb Shops, Inc. is a national specialty retailer of fashionable apparel, shoes and accessories for juniors in both regular and plus sizes. The Company currently operates 323 specialty apparel stores in 41 states under the DEB and Tops'n Bottoms names.

The Company has made in this release, and from time to time may otherwise make, "forward-looking statements" (as that term is defined under federal securities laws) concerning the Company's future operations, performance, profitability, revenues, expenses, earnings and financial condition. This release includes, in particular, forward-looking statements regarding expectations of future performance, store openings and closings and other matters. Such forward-looking statements are subject to various risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors. Such factors may include, but are not limited to, the Company's ability to improve or maintain sales and margins, respond to changes in fashion, find suitable retail locations and attract and retain key management personnel. Such factors may also include other risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2004. The Company assumes no obligation to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

                               (tables to follow)

Income Statement Highlights (Unaudited)

                                                Year Ended                  Three Months Ended
                                                January 31,                     January 31,
                                     -------------------------------   ----------------------------
                                        2005 (a)         2004 (a)        2005 (a)        2004 (a)
                                     -------------    --------------   -------------  -------------
Net sales                            $ 303,778,103    $ 298,645,811    $ 82,560,012   $  80,656,047

Costs and expenses:

  Cost of sales, including buying
       and occupancy costs             204,083,686      206,693,546      47,493,621      48,733,556
  Selling and administrative            69,356,328       69,100,302      17,752,656      17,562,662
  Depreciation and amortization          4,067,120        4,321,598       1,166,442       1,204,023
                                     -------------    -------------  --------------  --------------
                                       277,507,134      280,115,446      66,412,719      67,500,241

Operating income                        26,270,969       18,530,365      16,147,293      13,155,806

Other income, principally interest       2,250,899        1,365,255         723,640         227,518
                                     -------------    -------------  --------------  --------------

Income before income taxes              28,521,868       19,895,620      16,870,933      13,383,324

Income tax provision                    10,591,000        7,129,000       6,280,000       4,785,000
                                     -------------    -------------  --------------  --------------

Net income                           $  17,930,868    $  12,766,620    $ 10,590,933   $   8,598,324
                                     =============    =============    ============   =============

Net income per common share
                        Basic        $        1.30    $        0.93    $       0.77   $        0.63
                                     =============    =============    ============   =============
                        Diluted      $        1.30    $        0.93    $       0.76   $        0.63
                                     =============    =============    ============   =============

Weighted average number of
     common shares outstanding
                        Basic           13,729,100       13,684,900      13,756,404      13,684,900
                                     =============    =============    ============   =============
                        Diluted         13,753,461       13,684,900      13,833,219      13,684,900
                                     =============    =============    ============   =============

EBITDA (b)                           $  30,338,089    $  22,851,963    $ 17,313,735   $  14,359,829
                                     =============    =============    ============   =============


Balance Sheet Highlights (Unaudited)

                                             January 31, 2005(a)           January 31, 2004(a)
                                             -------------------           -------------------
    Cash and cash equivalents                  $  30,298,970                $   34,064,418(c)
    Marketable securities                      $ 146,100,000                $  132,200,000(c)
    Merchandise inventories                    $  30,560,176                $   28,264,675
    Total current assets                       $ 210,773,136                $  198,940,166
    Property, plant and equipment, net         $  16,040,751                $   17,112,877
    Total assets                               $ 233,622,992                $  222,748,112
    Total current liabilities                  $  42,707,365                $   39,183,716
    Total liabilities                          $  42,707,365                $   39,183,716
    Shareholders' equity                       $ 190,915,627                $  183,564,396


(b) EBITDA Reconciliation (Unaudited)

                                                Year Ended                  Three Months Ended
                                                January 31,                      January 31,
                                     ------------------------------    ----------------------------
                                         2005(a)          2004(a)         2005(a)          2004(a)
                                     -------------    -------------    ------------   -------------
Net income                           $  17,930,868    $  12,766,620    $ 10,590,933   $   8,598,324
Income tax provision                    10,591,000        7,129,000       6,280,000       4,785,000
Depreciation and amortization            4,067,120        4,321,598       1,166,442       1,204,023
Other income, principally
      interest
                                        (2,250,899)      (1,365,255)       (723,640)       (227,518)
                                     -------------    -------------    ------------   -------------
EBITDA (b)                           $  30,338,089    $  22,851,963    $ 17,313,735   $  14,359,829
                                     =============    =============   =============   =============


(a) Amounts are preliminary and subject to adjustments based on the outcome of the Company's review of its accounting for leases.

(b) EBITDA is a financial measure that is not recognized under accounting principles generally accepted in the United States (US GAAP). The Company believes EBITDA provides a meaningful measure of operating performance. As required, the Company has presented the reconciliation of net income, a US GAAP financial measure, to EBITDA.

(c) Amounts reflect the classification of the Company's investments in auction rate securities as marketable securities, rather than as cash and cash equivalents.